UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
HAVERTY FURNITURE COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

780 Johnson Ferry Road, Suite 800
Atlanta, GA  30342
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

DATE: Monday, May 13, 2019
ITEMS OF BUSINESS:
1.    Election of directors:
 Holders of Class A Common Stock
    to elect six directors.
  Holders of Common Stock
     to elect two directors.

2.   Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019.

3.  Transact such other business as may properly come before the annual meeting or any adjournments.

TIME: 10:00 a.m.
PLACE: Marriott SpringHill 120 East Redwood Street Baltimore, Maryland
RECORD DATE:
March 15, 2019
If you are a holder of record of Common or Class A Common Stock at the close of business on March 15, 2019, then you are entitled to receive notice of and to vote at the meeting.

PLEASE VOTE:

Please carefully review the proxy materials and follow the instructions to cast your vote in advance of the meeting.

Internet: Visit - www.proxyvote.com.*	Telephone Call - 1-800-690-6903*	Vote by mail. Sign, date and return your proxy card or voting instruction form.
*You will need the 11-digit control number included in your proxy card, voting instructions form or notice.
As a stockholder, your vote is very important, and the company’s board of directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Jenny Hill Parker
Senior Vice President, Finance,
  Secretary and Treasurer

April 1, 2019
Atlanta, Georgia

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders  to be held on May 13, 2019:
The proxy statement and annual report for 2018 are available at www.proxyvote.com and on Havertys’ Investor Relations website at havertys.com under “Investor Information” then “SEC Information.”

OUR BOARD OF DIRECTORS

The board of directors has a rigorous process to ensure that the composition of directors is diverse, balanced and aligned with the evolving needs of the company. Currently the board consists of nine members. However, one of our current directors, Fred Schuermann, has reached the mandatory retirement age for directors under our Corporate Governance Guidelines and will not stand for re-election. Accordingly, the number of directors on the board will be reduced to eight effective as of the 2019 annual meeting. The holders of Class A common stock will elect six directors and holders of common stock will elect two directors. Each elected director will hold office until the next annual meeting. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock.

Election of Havertys Board of Directors

What am I voting on?	✓ Holders of Class A common stock are being asked to elect six directors for a one-year term. ✓ Holders of common stock are being asked to elect two directors for a one-year term.
Voting recommendation:	✓ Our board of directors recommends a vote “For” each of the director nominees.
The nominees for election at the 2019 annual meeting were recommended by the Nominating and Governance Committee (the “NC&G Committee”) of the board. All of the individuals are currently directors of Havertys, and seven of the eight current directors were elected at the 2018 annual meeting.  Thomas Hough was appointed to the board in August 2018 upon recommendations by several Havertys directors. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the NC&G Committee and the board.
Our board is a diverse, highly engaged group of individuals that provides strong, effective oversight of Havertys. Both individually and collectively, our directors have the qualifications, skills and experience needed to inform and oversee the company’s long-term strategic growth priorities. The board believes that certain experience, qualifications, attributes and skills should be possessed by Havertys’ board members because of their relevance to the company’s business and structure, and these were all considered by the board in connection with this year’s director nomination process.
The biographies of each of the nominees contain information regarding the person’s experience and director positions held currently or at any time during the last five years. The fact that an icon is not shown does not mean the individual does not possess the experience, qualification or skill.

	Class A Common Stock Nominees						Common Stock Nominees
	Glover	Haverty	Mangum	Palmer	Smith	Trujillo	Dukes	Hough
Current/Former CEO			✓		✓	✓
Public Board Experience	✓	✓	✓	✓	✓	✓	✓	✓
Finance	✓		✓	✓	✓	✓	✓	✓
Risk Assessment	✓	✓	✓	✓	✓	✓	✓	✓
Consumer Focused		✓	✓	✓	✓	✓	✓	✓
Marketing/Brand Building		✓	✓	✓	✓
Sales			✓		✓	✓	✓	✓

Experience and Skills Legend

Current/Former CEO	Public Board Exerience	Finance	Risk Assessment	Consumer Focused	Marketing/ Brand Building	Sales

Proposal 1: Nominees for Election by Holders of Class A Common Stock

John T. Glover Age 72	Independent Director since 1996 Lead Director since 2017

Principal Occupation: Retired, Vice Chairman of Post Properties, Inc., a real estate investment trust that developed and operated upscale multifamily apartment communities, from March 2000 to February 2003; President of Post Properties, Inc. from 1994 to 2000.  Post Properties, Inc. was acquired in 2016 by Mid-America Apartment Communities, Inc.

Directorships: Emory Healthcare Inc., Trustee Emeritus of Emory University, and Trustee Emeritus of The Lovett School.
Experience:

Rawson Haverty, Jr. Management Director since 1992
Age 62

Principal Occupation: Senior Vice President, Real Estate and Development of Havertys since 1998. Over 34 years with Havertys in various positions.

Directorships: Chick-Fil-A Foundation, Akola Project, StarPound Technologies, and a member of the Advisory Board of the Center for Ethics at Emory University.

Experience:

Mylle H. Mangum Independent Director since 1999
Age 70

Principal Occupation: Chief Executive Officer of IBT Holdings, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries since 2003.

Directorships: Barnes Group, Inc., Express, Inc., PRGX Global, Inc., and The Shopping Center Group.

Experience:

Proposal 1: Nominees for Election by Holders of Class A Common Stock

Vicki R. Palmer Independent Director since 2001
Age 65

Principal Occupation: Retired, former Executive Vice President, Financial Services and Administration for Coca‑Cola Enterprises Inc. from 2004 until 2009. Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. from 1999 to 2004.

Directorships:  First Horizon National Corporation and a member of the Governing Board of Woodward Academy.
Experience:

Clarence H. Smith Age 68	Management Director since 1989 Chairman of the board since 2012
Principal Occupation: President and Chief Executive Officer of Havertys since 2003. Over 44 years with Havertys in various positions.

Directorships: Oxford Industries, Inc. and member of the Board of Trustees of Marist School.

Experience:

Al Trujillo Independent Director since 2003
Age 59

Principal Occupation: President and Chief Operating Officer of the Georgia Tech Foundation since 2013. Investment Funds Advisor from 2007 to 2013. Former President and Chief Executive Officer of Recall Corporation, a global information management company until 2007. Various positions with Brambles Industries, Ltd, parent company of Recall Corporation from 1996 until 2007.

Directorships: Member of the Board of Trustees of Marist School and former director of SCANA Corporation. SCANA Corporation was acquired by Dominion Energy in 2018.

Experience:

Clarence H. Smith and Rawson Haverty, Jr. are first cousins and officers of Havertys.

Proposal 1: Nominees for Election by Holders of Common Stock

L. Allison Dukes Independent Director since 2016
Age 44

Principal Occupation: Chief Financial Officer for SunTrust Banks, Inc., March 2018. Head of Commercial Banking for SunTrust Banks, Inc. from 2017 until 2018. President, Chairman and CEO of the Atlanta Division of SunTrust Banks, Inc. from 2015 until 2017. Executive Vice President and Private Wealth Management Line of Business Executive from 2013 until 2014. Chief Financial Officer of Consumer Banking and Private Wealth Management in 2012. Balance Sheet Manager from 2010 until 2011 and Managing Director and Head of Syndicated Finance Originations at SunTrust Robinson Humphrey from 2008 until 2009.

Directorships: Member of the Executive Board of Junior Achievement of Georgia and a member of the Board of Trustees of Children’s Healthcare of Atlanta, and the Atlanta History Center.

Experience:

G. Thomas Hough Independent Director since 2018
Age 64

Principal Occupation: Retired, Americas Vice Chair of Ernst & Young LLP (“EY”). Vice Chair of Assurance Services of EY in New York from 2009 to 2014.

Directorships: Equifax Inc., Publix Super Markets, Inc. and a director/trustee of the Federated Fund Family. Member of the University of Alabama and Wake Forest University Business School Board of Visitors.

Experience:

Retiring Director

Fred L. Schuermann Independent Director since 2001
Age 73

Principal Occupation: Retired, former President and Chief Executive Officer of LADD Furniture Inc. (“LADD”) from 1996 until 2001. Chairman of LADD from 1998 until 2000. LADD was acquired by La‑Z‑Boy, Inc. in 2000.

Experience:

CORPORATE GOVERNANCE

The following sections provide an overview of our corporate governance structure and processes as it relates specifically to our board of directors.
Board Leadership
Our company is led by Clarence Smith, who has served as chief executive officer since 2003 and chairman of the board since August 2012. Our board nominees are composed of six independent directors and two management directors. Our independent directors meet in executive session at each board meeting.

Chairman/CEO: We believe that having a combined chairman/CEO, independent chairs for each of our board committees, and an independent lead director helps provide strong, unified leadership for our management team and board of directors and is currently the right structure for our company. We have one individual who is seen by employees, business partners, and stockholders as providing leadership for Havertys and we have experienced independent directors providing oversight of company operations. The board believes that it should have the flexibility to make these determinations at any given point based on what it considers is the appropriate leadership structure for Havertys at the time.

Lead Director: Consistent with industry best practices, our lead director helps Havertys maintain a corporate governance structure with appropriate independence and balance. The lead director chairs the executive sessions of independent directors and facilitates communications between the chairman/CEO and other directors. The lead director, currently John Glover, is elected by the independent directors annually.

Risk Oversight
Inherent in the board’s responsibilities is an understanding and oversight of the various risks facing the company. Effective risk oversight is an important priority of the board. The board exercises its oversight responsibility for risk both directly and through its committees which have specific areas of focus for risk management. The board as a whole examines specific business risks, such as cybersecurity, in its regular meetings in addition to the reports from its committees.

CORPORATE GOVERNANCE
Committees of the Board
Our board has three standing committees: Audit Committee, NC&G Committee and Executive Committee. In 2018, the board combined the Compensation Committee with the Nominating and Corporate Governance Committee to create the NC&G Committee. The table below shows the current membership, the principal functions and the number of meetings held in 2018:

Name, Meetings and Members	Principal Functions
Audit Committee
Meetings:  4

Al Trujillo – Chair
John Glover
Tom Hough
Vicki Palmer
Fred Schuermann

Each member has been designated as “an audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and meets the independence requirements of the New York Stock Exchange (“NYSE”), SEC, and our Governance Guidelines as well as the enhanced standards for Audit Committee members in Section 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

•   Discusses the integrity of the company’s accounting policies, internal controls, financial reporting, practices and the financial statements with management, the independent auditors and internal audit.
•   Reviews and discusses with management the company’s risk assessment framework and management policies, including the framework with respect to significant financial risk exposures.
•   Monitors the qualifications, independence and performance of the company’s internal audit function and independent auditor and meets periodically with management, internal audit and the independent auditor in separate executive sessions.
•   Other matters as the board deems appropriate.

NC&G Committee
Meetings:  2

Mylle Mangum – Chair
John Glover
Allison Dukes
Al Trujillo

Each member meets the independence requirements of the NYSE, SEC and our Governance Guidelines as well as the enhanced standards for Compensation Committee members in Rule 16b-3 promulgated under the Exchange Act.

•   Translates our compensation objectives into a compensation strategy that reinforces alignment of the interests of our executives with that of our stockholders.
•   Approves and evaluates the company’s director and executive officer compensation plans, policies and programs.
•   Conducts an annual review and evaluation of the CEO’s performance in light of the company’s goals and objectives.
•   Reviews and makes recommendations for composition and structure of the board and policies relating to the recruitment of new board members and nomination and reelection of existing board members.
•    Oversees the compliance structure and programs with annual reviews of Havertys’ corporate governance documents.
•   Reviews and approves related person transactions in accordance with board practices.

Executive Committee Meetings: 0 Independent Members: John Glover – Chair Mylle Mangum Al Trujillo Management Member: Clarence Smith
•   In accordance with bylaws, acts with the power and authority of the board in the management of our business and affairs in the interim between meetings of the board.
•   Generally, holds meetings to approve specific terms of financings or other transactions after these items have previously been presented to the board.

Attendance. During 2018, the board met four times and the committees met as indicated in the table outlining committee members and functions. Each director attended at least 90% of all of the board meetings and meetings of the committees on which they served during 2018.

We do not have a policy regarding director attendance at the annual meeting of stockholders. We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings. No directors attended the 2018 annual meeting, and none are expected to attend the 2019 annual meeting.

CORPORATE GOVERNANCE
Director Compensation
Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board and further align their interest with that of our stockholders. Messrs. Haverty and Smith, as management directors, do not receive any compensation for serving on the board. In setting director compensation, the NC&G Committee, which is responsible for determining the type and amount of compensation for non-employee directors, considers among other things, the size and complexity of our operations and the time that directors spend fulfilling their duties to Havertys and our stockholders.
Retainer Fees. Non-employee directors receive an annual retainer, of which two-thirds is required to be paid in shares of common stock. The retainer is for the board year which begins in May of each year. We do not pay meeting fees for attendance at board and committee meetings, but attendance expenses are reimbursed. The following is a schedule of current annual retainers for non-employee directors:
Type of Fee	Amounts
Annual Board Retainer (1/3 cash - 2/3 stock)	$ 81,000
Additional Annual Retainer to Lead Director	$ 12,000
Additional Annual Retainer to Chair of Audit and NC&G Committee	$ 10,000
In May 2018, the board retainer fees were increased from $75,000 and the additional annual retainer to the lead director from $10,000.
Directors’ Deferred Compensation Plan. Non-employee directors may elect to defer receipt of the cash or common stock payment of their retainer and may elect to defer 100% of their annual retainer fee in shares of common stock under the Directors’ Deferred Compensation Plan (“Deferred Plan”). Under the Deferred Plan, deferred fees, plus any accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Two directors participated in the Deferred Plan in 2018 and two will participate in 2019.
Equity Compensation. In February 2019, the board approved an award of restricted stock units with a grant date value of $20,000 to be made on May 13, 2019 to all non-employee directors.  The awards will vest on May 13, 2019.
Other Compensation. Directors receive the same discounts as employees on our products. We do not provide any pension or other benefits to our non-employee directors.
Director Stock Ownership Guidelines. The board has implemented stock ownership guidelines for non‑employee directors. Each director is required to own or hold at least 20,000 shares of our stock. New directors are prohibited from disposing of any shares until the guideline amount is reached. Currently, all non‑employee directors meet, or are on track to meet, the stock ownership guidelines.
Compensation Earned for 2018. The following table sets forth information concerning total non-employee director compensation earned during the calendar year 2018 by each director. See “Summary Compensation Table” regarding Messrs. Smith and Haverty since they are Named Executive Officers (“NEOs”).

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Total ($)
Allison Dukes	$26,333	$52,667	$79,000
John Glover	37,666	52,667	90,333
Tom Hough(1)	11,250	22,500	33,750
Mylle Mangum	36,333	52,667	89,000
Vicki Palmer	26,333	52,667	79,000
Fred Schuermann	28,833	52,667	81,500
Al Trujillo	36,333	52,667	89,000
Phil Humann(2)	—	16,667	16,667

(1)	Mr. Hough was elected to the board in August 2018.
(2)	Mr. Humann retired from the board effective as of the 2018 annual meeting.

CORPORATE GOVERNANCE

Governance Guidelines and Policies
Our board and management team are committed to achieving and maintaining high standards of corporate governance, as well as a culture of and reputation for the highest levels of ethics, integrity and reliability. We annually review our governance policies and practices against evolving standards. In considering possible modifications, our board and management focus on those changes that are appropriate for our company and our industry, rather than adopting a one-size-fits-all approach.

Our board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, suppliers and communities. The board has adopted guidelines and a number of policies to support our values and good corporate governance and practices. These governance practices and policies include:

Director Independence. Our Corporate Governance Guidelines state that a majority of the directors must be non-management directors who meet the “independence” requirements of the NYSE. The NC&G Committee conducts an annual review to determine the independence of each director based on the standards contained in our Governance Guidelines and NYSE corporate governance requirements. The board, based on the recommendation of the NC&G Committee and its review, has affirmed that each of the following non-employee directors are independent and has no material relationship with the company that could impair their independence.
✓ Allison Dukes	✓ Vicki Palmer
✓ John Glover	✓ Fred Schuermann
✓ Tom Hough	✓ Al Trujillo
✓ Mylle Mangum

For more information regarding our policy on Transactions with Related Persons, please see page 11 of this proxy statement.

Executive Sessions of Independent Directors. The board has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled board meeting. These sessions are presided over by the lead director.

Long-Term Business Strategy. The board reviews management’s long-term business strategy including capital allocation priorities and business development opportunities each year and approves Havertys’ strategic plan. Updates on the key elements of the plan are reviewed by the board at each board meeting throughout the year.

Annual Evaluations. The board is committed to continuous improvement with respect to its ability to carry out is responsibilities. Each year the board and its independent committees, supervised by the NC&G Committee, conducts self-assessments related to their performance. These annual assessments are an important tool to ensure the board is well-positioned to provide effective oversight.

Mandatory Retirement and Resignation from Board. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. On the recommendation of the NC&G Committee, the board may waive this requirement on an annual basis. A director is also required to submit his or her resignation from the board to the NC&G Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment. The NC&G Committee can choose to accept or reject the resignation.

For the 2019 Annual Meeting of Stockholders, the NC&G Committee waived the mandatory retirement policy with respect to John Glover. The NC&G Committee considered numerous factors including the following: Mr. Glover serves as the board’s lead director; served as audit chair for 20 years; two experienced directors, Messrs. Humann and Schuermann, retiring from the board; we added a new director during 2018; and we valued Mr. Glover’s ability to serve as a mentor to our new directors.

CORPORATE GOVERNANCE

Board Tenure and Refreshment. The average tenure of our non-management directors (following election of the nominees in this proxy statement) is 13.3 years. Given the current and future director retirements, the NC&G Committee has actively been engaged in a process to affect a smooth transition of the board and fill the gaps in experience that may result. The board added one new director, Tom Hough, in August 2018 following the retirement of one of our long-standing directors effective as of the 2018 annual meeting.

Director Nominations. When searching for new candidates, the NC&G Committee, who has the responsibility of reviewing qualifications of candidates for board membership, considers the evolving needs of the board and searches for candidates that fill any current or anticipated future need.  Nominees may be suggested by directors, members of management, stockholders, or, in some cases, by a third-party search firm. The NC&G Committee will consider recommendations for directors submitted by stockholders.

Stockholders should submit their recommendations in writing to the NC&G Committee (See, “Communications with Directors”). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the NC&G Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

The NC&G Committee seeks to maintain a board that is strong in its collective knowledge and has a diversity of skills and experience to oversee our business and a commitment to the goal of maximizing stockholder value.  In its assessment of each potential nominee the NC&G Committee will review and consider, among other things, the nominee’s relevant career and business operations experience, judgment, industry knowledge, independence, character, gender, race, ethnicity, age, demonstrated leadership skills, financial literacy, and experience in the context of the needs of the board at the time, given the then current mix of director attributes. The NC&G Committee does not have a formal policy with respect to diversity however, the board and the NC&G Committee believe that it is essential that the board members represent diverse viewpoints. In considering candidates for the board, the NC&G Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re‑election, the individual’s contributions to the board are also considered. The NC&G Committee will also take into account the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities.

Stockholder Engagement.  We value stockholder views and insights and believe management has the primary responsibility for stockholder communications and engagement. The chairman and other members of Havertys' senior management team communicate regularly with stockholders on a variety of topics throughout the year to address their questions and to seek input concerning company policies and practices.  The board receives regular updates concerning stockholder feedback which cover topics including our strategy and performance, capital allocations and corporate governance matters.

Communications with Directors. The board welcomes questions or comments about the company and its operations. Interested persons wishing to write any director, committee or the board should send correspondence to the Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Please specify to whom your correspondence should be directed. The corporate secretary has been instructed by the board to review and promptly forward all correspondence (except advertising material) to the relevant director, committee or the full board, as indicated in the correspondence. These procedures may change from time to time and you are encouraged to visit our website at www.havertys.com for the most current means of contacting our directors along with the obtaining copies of the company’s governance documents.

CORPORATE GOVERNANCE

Code of Conduct. All of our directors and employees, including our chief executive officer and executive officers, are required to comply with our Code to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.

Hedging and Pledging Policies. We prohibit our directors, officers and employees from hedging their ownership of Havertys stock, including purchasing or selling derivative securities relating to Havertys stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Havertys securities. Our directors and executive officers are prohibited from pledging Havertys securities as collateral for a loan and holding any Havertys securities in margin accounts. There are no outstanding pledges or margin accounts involving Havertys securities by any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of our equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. To the company’s knowledge based solely on our review of copies of such forms and amendments provided to us, we believe that all Section 16(a) filing requirements were timely complied with during the fiscal year ended December 31, 2018, except as follows: In May 2018, 123 shares were credited to Mr. Smith’s account under the Directors Deferred Compensation plan. Mr. Smith no longer receives compensation for service as a director, but prior accumulated earnings are used to credit additional shares for Mr. Smith. Due to an administrative error by the company, the Form 4 reporting the transaction was filed one day late. In August 2018, Mr. Hough was elected to the board. The 1,883 shares awarded to him on the date of his election was reported on a Form 4 which due to an administrative error by the company was filed one day late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy. Our board has adopted a written policy for the review, approval or ratification of certain related party transactions. The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions arrangements or relationships in which (1) the aggregate amount involved will exceed $120,000 in any calendar year, (2) we are a participant, and (3) any related party of Havertys (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owners of our stock, or their immediate family members) has or will have a direct or indirect interest.
The board has determined that the NC&G Committee is best suited to review and approve related party transactions. The NC&G Committee when reviewing the material facts of related party transactions must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  Certain categories of transactions have standing pre-approval under the policy including: (1) certain transactions with another company in which the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s stock; (2) certain transactions where the Related Person’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends, stock repurchases, rights of offerings); (3) certain banking related services in which the terms of such transactions are generally the same or similar to accounts offered to others in the ordinary course of business; and (4) transactions made on the same or similar terms available to all of our employees.
During 2018, there were no related party transactions requiring approval under the policy or disclosure in this proxy statement.

Compensation Committee Interlocks and Insider Participation. The NC&G Committee consists of four independent directors, Mmes. Mangum and Dukes and Messrs. Glover and Trujillo. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officer serving on our board or NC&G Committee. Therefore, there is no relationship that requires disclosure as a Compensation Committee interlock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership by our Directors and Management

The following table sets forth the amount of Havertys’ common stock and Class A common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table, and all current directors and executive officers as a group as of February 21, 2019. Unless otherwise indicated, beneficial ownership is direct, and the person shown has sole voting and investment power.   An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock					Class A Common Stock
Name	Shares Beneficially Owned (1)		Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Class(3)	Shares Beneficially Owned		Percent of Class(4)

Steven G. Burdette	4,124		5,615	9,739	*	28,530		1.62%
J. Edward Clary	60,889		8,083	68,972	*	—		—
L. Allison Dukes	7,498		—	7,498	*	—		—
John T. Glover	71,231		—	71,231	*	—		—
Richard B. Hare	600		—	600	*	—		—
Rawson Haverty, Jr.	6,257	(5)	3,667	9,924	*	614,195	(6)(7)(8)	34.95%
G. Thomas Hough	3,883		—	3,883	*	—		—
Mylle H. Mangum	46,505		—	46,505	*	—		—
Vicki R. Palmer	40,384		—	40,384	*	—		—
Clarence H. Smith	84,420	(9)(10)	20,855	105,275	*	692,483	(11)(12)	39.41%
Fred L. Schuermann	35,484		—	35,484	*	—		—
Al Trujillo	53,053		—	53,053	*	—		—
Richard D. Gallagher(13)	—		—	—	*	25,000		1.42%
Directors and Executive Officers as a group (17 persons)	500,761		59,940	560,701	2.98%	1,342,708		76.41%

(1)
This column also includes shares of common stock beneficially owned under our directors’ Deferred Plan for the following individuals:  Ms. Dukes – 4,790; Mr. Glover – 11,524; Ms. Mangum – 43,729; Mr. Smith – 4,085; Mr. Schuermann – 35,481; and Mr. Trujillo – 32,252.

(2)	Represents shares of common stock and shares vesting on February 28, 2019 that could be issued from the officers’ vested SSARs with an exercise price of $18.14.
(3)	Based on 18,779,507 shares of our common stock outstanding on February 21, 2019 plus 59,940 shares that are subject to SSARs exercising or stock vesting within 60 days.
(4)	Based on 1,757,157 shares of our Class A common stock outstanding on February 21, 2019.
(5)	This amount includes 2,000 shares of common stock held in trust for the benefit of Mr. Haverty’s children for which he is co‑trustee.
(6)
Mr. Haverty has direct ownership of 82,331 shares of Class A common stock.  The beneficial ownership disclosed also includes 17,024 shares of Class A common stock held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee.

(7)
This amount also includes shares held by H5, L.P. According to a Schedule 13D/A filed on January 3, 2018, H5, L.P. holds shared voting and dispositive power over 441,323 shares of Class A common stock.  Mr. Haverty is the co-manager of the Partnership’s general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)
This amount also includes 73,517 shares of Class A common stock held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr.  Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(9)	Mr. Smith has direct ownership of 42,796 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Smith’s wife.
(10)
This amount includes 7,850 shares of common stock held by a Georgia limited partnership in which Mr. Smith is a partner.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(11)	Mr. Smith has direct ownership of 87,036 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A common stock held by Mr. Smith’s wife.
(12)
The amount also includes share held by a partnership. According to a Schedule 13D filed on January 3, 2018, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(13)	Mr. Gallagher retired from the company on September 30, 2018.

Ownership by Our Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be beneficial owners of more than 5% of the issued and outstanding of our common stock or Class A common stock.

	Common Stock			Class A Common Stock
Name and address of Beneficial Holder	Shares Beneficially Owned		Percent of Class(1)	Shares Beneficially Owned		Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street, New York, NY	2,818,902	(3)	15.01%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX	1,625,532	(4)	8.66%	—		—
Royce & Associates, LLC 745 Fifth Avenue, New York, NY	1,490,400	(5)	7.94%	—		—
Renaissance Technologies LLC 800 Third Avenue, New York, NY	1,444,100	(6)	7.69%	—		—
The Burton Partnership, LP 614 W. Bay Street, Tampa, FL	1,228,255	(7)	6.55%	—		—
The Vanguard Group 100 Vanguard Blvd., Malvern, PA	1,135,131	(8)	6.05%	—		—
LSV Asset Management, 155 N. Wacker Drive, Suite 4600, Chicago, IL	1,076,374	(9)	5.74%	—		—
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA	*		*	603,497	(10)	34.35%
H5, L.P. 4414 Dunmore Road, NE, Marietta, GA	*		*	441,323	(11)	25.12%
Rawson Haverty, Jr. 780 Johnson Ferry Road, NE, Atlanta, GA	*		*	172,872	(12)(13)	9.84%
Clarence H. Smith 780 Johnson Ferry Road, NE, Atlanta, GA	*		*	88,986	(14)	5.06%

(1)	Based on 18,779,507 shares of our common stock outstanding on December 31, 2018 plus 59,940 shares that are subject to SSARs exercising or stock vesting within 60 days.
(2)	Based on 1,757,157 shares of our Class A common stock outstanding on December 31, 2018.
(3)	According to a Schedule 13G filed on January 28, 2019, BlackRock, Inc. holds sole voting power over 2,770,465 shares and sole dispositive power over 2,818,902 shares of common stock.
(4)
According to a Schedule 13G filed on February 8, 2019, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting power over 1,569,380 shares and sole dispositive power over 1,625,532 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”). The shares reported above are owned by the Funds. Dimensional possesses investment and/or voting power over the shares held by the Funds. Dimensional disclaims beneficial ownership of these securities.

(5)	According to a Schedule 13G filed on January 15, 2019, Royce & Associates, LP holds sole voting and dispositive power over 1,490,400 shares of common stock.
(6)	According to a Scheduled 13G filed on February 13, 2019, Renaissance Technologies LLC holds sole voting and dispositive power over 1,444,100 shares of common stock.
(7)
According to a Schedule 13G filed on June 1, 2016, The Burton Partnership, LP, The Burton Partnership (QP), LP and
Donald W. Burton, General Partner holds sole voting and dispositive power over 1,228,255 shares of common stock.

(8)
According to a Schedule 13G filed on February 11, 2019, The Vanguard Group holds sole voting power over 17,708 shares and shared voting power over 2,000 shares and sole dispositive power over 1,116,711 shares and shared dispositive power over 18,420 shares of common stock.

(9)	According to a Schedule 13G filed on February 13, 2019, LSV Asset Management holds sole voting power over 607,150 shares and sole dispositive power over 1,076,374 shares of common stock.
(10)
According to a Schedule 13D/A filed on January 1, 2018, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(11)
According to a Schedule 13D/A filed on January 3, 2018, H5, L.P. holds shared voting and dispositive power over 441,323 shares of Class A common stock. Rawson Haverty, Jr. is the co-manager of the Partnership’s general partner, Pine Hill Associates, LLC. Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(12)
Mr. Haverty has direct ownership of 82,331 shares of Class A common stock.  The beneficial ownership disclosed also includes 17,024 shares of Class A common stock held in trust for the benefit of Mr. Haverty’s children for which he is co-trustee.

(13)
This amount also includes 73,517 shares of Class A common stock held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(14)	Mr. Smith has direct ownership of 87,036 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A common stock held by Mr. Smith’s wife.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

WHERE TO FIND IT:
Role of the NC&G Committee	13
Executive Compensation Framework	14
How We Make Compensation Decisions	15
Executive Compensation Components	18
Recap of 2018 NEO Compensation Program	20

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of our executive compensation philosophy, the material elements of the program and the policies and objectives which support the program. This CD&A provides information on the program for all Havertys’ executive officers but focuses on the compensation of our named executive officers for 2018. The individuals who were subject to the SEC Section 16 reporting requirements during 2018 are referred to as the “executive officers.” Our named executive officers (NEOs) for 2018 includes our CEO, our CFO, our next three most highly-compensation executive officers, and an EVP who retired during 2018.

Role of the NC&G Committee

The NC&G Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers, equity plan awards and benefit programs for all of our employees. The NC&G Committee took the following steps to ensure that it effectively carried out its responsibilities:

✓	Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives;
✓	Reviewed results from an annual review of compensation data related to our peers;
✓	Reviewed and approved all compensation components for our chief executive officer, chief financial officer, and other NEOs;
✓
Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group;

✓
Scheduled an executive session, without members of management, for the purpose of discussing decisions related to the chief executive officer’s performance, goal-setting, compensation level and other items deemed important by the NC&G Committee; and

✓	Reviewed succession planning with the CEO and in executive session of the board.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Framework

The company’s executive compensation framework includes the following, each of which the NC&G Committee believes reinforces its philosophy and objectives.

What We Do:
 ✓ Pay-for-performance. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2018, variable compensation comprised approximately 66% of the targeted annual compensation for the chief executive officer and, on average, 56% of the targeted annual compensation for the other named executive officers.

 ✓ Provide competitive target pay opportunities. We annually evaluate our target and actual compensation levels and relative proportions of the types of compensation against our peer group. We use informed judgment in special cases in order to offer the compensation appropriate to motivate and attract highly talented individuals to enable our long-term growth.

 ✓ Linkage between performance measures and strategic objectives. Performance measures for incentive compensation are linked to both strategic and operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the company.

 ✓ Future pay opportunity important component. In 2018, all of the long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation.  For 2018, long-term equity compensation comprised approximately 31% of the targeted annual compensation for the chief executive officer and 29% of the targeted annual compensation for the other named executive officers.

✓ Mix of performance metrics. The company utilizes a mix of performance metrics that emphasize links between incentive compensation and the company’s strategic operating plan and financial results.
✓ Outside compensation consultant. The NC&G Committee retains an independent compensation consultant to review the company’s executive compensation program and practices.
✓ Maximum payout caps for annual cash incentive compensation and PSUs
 ✓ “Clawback” Policy. The company may recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric impacted by fraud or misconduct of the executive officer.

 ✓ Stock ownership guidelines. Our chief executive officer is required to have qualified holdings equal to the lesser of a multiple of three times his base salary or 85,000 shares. Our CEO’s qualified holdings were 198,283 shares at December 31, 2018. The other named executive officers are also subject to ownership guidelines.  Their qualified holdings ranged from 11,100 to 98,500 shares at December 31, 2018.  New officers have three years to meet required ownership guidelines.

✓ Mitigate undue risk-taking in compensation programs. Our compensation programs for our executive officers contain features that are designed to mitigate undue risk-taking by our executives.
✓ “Double trigger” in the event of a change-in-control. In the event of a change-in-control, severance benefits are payable only upon a “double trigger.”

What We Don’t Do:
x
No repricing or buyout of underwater stock options. Our equity plan does not permit the repricing or buyout of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the company.

x	Prohibition against margins, pledging, and hedging or similar transactions of company securities by senior executives and directors.
x	No dividends or dividend equivalents are accrued or paid on unvested and/or unexercised awards.
x	No change-in-control tax gross ups. We do not provide change-in-control tax gross ups.
x	No significant perquisites. We do not provide our employees, including our NEOs with significant perquisites.

COMPENSATION DISCUSSION AND ANALYSIS

How We Make Compensation Decisions
The Committee has overall responsibility for approving and evaluating the company’s executive officer’s compensation plans, policies and programs. The Committee is also responsible for providing a NC&G Committee report reviewing the company’s CD&A. The Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Committee exercises judgment and discretion in making them.
Compensation Consultants. The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as an independent consultant to provide advice on executive compensation matters. Meridian serves as a resource for market data on pay practices and trends and provides independent advice to the Committee for setting executive compensation. Meridian reports directly and exclusively to the Committee Chair. However, at the Committee’s direction, Meridian works with management to review or prepare materials for the Committee’s consideration. Meridian provided no additional services to Havertys outside of the scope of the agreement with the Committee.
During 2018, the Committee reviewed Meridian’s independence and determined that there were no conflicts of interest as a result of the Committee’s engagement of Meridian. The Committee did not engage any consultant other than Meridian during 2018 to provide compensation consulting services.

Compensation Analysis. In determining appropriate compensation opportunities for our named executive officers, the Committee received input from Meridian. The Committee reviewed and analyzed competitive market data to be used as background for 2018 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed below. Data sources included public company proxy statements, broad-based published compensation surveys and other sources. The Committee compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “peer group”). The peer group included companies from the retail furniture industry, retailers of big ticket postponable items, and specialty retailers. The peer group is re-evaluated annually to take into account changes in their operations and our own. Changes were made to the prior year peer group to more closely align it with Havertys’ business. Three companies were added to the peer group: At Home Group, Inc., Hooker Furniture, and Pier 1 Imports, Inc. Three companies were removed from the peer group: Dixie Group, Inc., a carpet manufacturer; Shoe Carnival, Inc., a shoe retailer; and Zumiez, Inc., an apparel retailer. The peer group companies used in setting 2018 compensation are shown below.

PEER GROUP
American Woodmark Corporation	Ethan Allen Interiors Inc.	La-Z-Boy Incorporated
At Home Group Inc.	Flexsteel Industries, Inc.	Oxford Industries, Inc.
Bassett Furniture Industries Inc.	Hibbett Sports, Inc.	Pier 1 Imports, Inc.
Big 5 Sporting Goods Corporation	Hooker Furniture	Sleep Number Corporation
Conn’s, Inc.	Kirkland’s Inc.	West Marine, Inc.
Culp, Inc.	Knoll, Inc.

Role of CEO.  The compensation of every Havertys employee, including each named executive officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During early 2018, Mr. Smith provided recommendations to the NC&G Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any equity awards for each executive officer (other than himself). These recommendations were based on the data reviewed by the Committee and Mr. Smith’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of Havertys' financial goals and strategic objectives during the prior year. While the NC&G Committee took Mr. Smith’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Components

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of an executive officer’s annual total target compensation is determined by company performance as compared to goals established for our annual cash incentive plan and the ultimate value of long-term incentive plans. We believe this approach reflects our executive compensation philosophy and objectives.

The graphs below illustrate how total compensation for our named executive officers at January 2018 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components. The company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the company’s financial performance and the interest of shareholders. These percentages are based on annualized total target compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

Base Salary. The base salary provides a fixed amount of competitive compensation to attract and retain executive talent by compensating executive officers for their level of responsibly, relative expertise and experience. The Committee reviews the information regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group.  The Committee also considers the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries between +/-10% of the median of the peer group data.

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive’s individual performance on both an objective and subjective basis. The Committee considers the chief executive officer’s evaluation of an executive’s performance along with the scope of responsibilities and individual seasonings and experience.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.

COMPENSATION DISCUSSION AND ANALYSIS

Management Incentive Plans Cash Award. Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance. Our 2018 Long-Term Incentive Plan (the “2018 LTIP”) provides for the payment of cash under two plans (the “MIPs”).  MIP-I is based upon company performance in relation to predetermined financial goals established during the first month of the year and MIP‑II is based on achieving individual goals. We established incentive targets so that total annual cash compensation at the target level would approximate the peer group median, with the opportunity for higher total annual cash compensation for correspondingly higher performance.  The target amount for the combined MIPs as a percent of base salary for our named executive officers was 60% except for Mr. Haverty which was 50% and Mr. Smith which was 100%. The range of potential MIP-I payouts for 2018 ranged from zero to 175% of each executive officer’s MIP-I incentive target amount, so that executives could earn above-target payouts when performance significantly exceeded our financial goals.

The Committee approved our executives’ 2018 MIPs’ designs and targets and financial and individual goals in January 2018 as part of the annual compensation setting process. The Committee approved the combined MIP total target amount for 2018 with MIP-I as 80% and MIP-II as 20% of the combined target, respectively.

The pre-tax earnings goals and the actual amounts achieved under the MIP-I plan for each measurement period are noted below:

Pre-tax Earnings (in thousands)
	2018 Goal	2018 Achieved
Q-1	$8,100	$8,457
Q-2	8,100	8,410
Q-3	9,500	11,204
Q-4	15,900	12,338
YTD	41,600	40,408

The earnings-based MIP-I structure provided for a 3% change in the incentive earned of the target for every 1% increase or decrease in pre-tax earnings versus the goal starting at a 40% payment of the target when pre‑tax earnings is 80% of the goal, with a maximum of 175% payment of the target when pre-tax earnings is 125% of the goal.

The earnings performance resulted in an 86.4% payment factor applied to the MIP-I, the 80% portion of the combined MIP target. The named executive officers achieved varying levels of their specific individual goals for the MIP-II, the 20% portion of the combined MIP total target. As a result, the aggregate MIP amount earned was between 67% and 78% of the NEOs’ 2018 combined MIP target levels excluding Mr. Gallagher, who retired from the company in September 2018. Mr. Gallagher’s MIP payout was based on his period of employment in 2018 and was 54% of his total target level. The Committee certified the level of actual performance versus goals and approved payment of the awards.

See the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our named executive officers for our 2018 performance.

Long-Term Equity Incentive Compensation. Our executives receive long-term equity incentive compensation intended to link their compensation to the company’s long-term financial success.  All equity awards for our executives are approved by the Committee and the 2018 annual equity award grants were set at its meeting in January 2018. The 2018 grants were comprised of a mix of PRSUs based on EBITDA, PRSUs based on sales, and time-based restricted stock units.  For the NEOs at January 2018 the target equity compensation was approximately 30% of total target compensation.

COMPENSATION DISCUSSION AND ANALYSIS

The chart below highlights the mix of the types of equity awards granted in 2018.

The EBITDA based PRSU grants use adjusted EBITDA as the performance measure to determine the number of shares that will vest.  The 2018 EBITDA target was $74.5 million, exclusive of adjustments to eliminate the effects of unusual or non-recurring items, with a range from a threshold of $59.6 million and 40% of the target shares to $93.1 million and 175% of the target shares. Adjusted EBITDA for 2018 is calculated as follows: income before interest and income taxes of $41.8 million plus depreciation and amortization expense of $29.8 million (amounts from pages F-3 and F-5 in the company’s 2018 Form 10‑K) for a total of $71.6 million. Adjusted EBITDA for 2018 of $71.6 million is 96.1% of the target $74.5 million.  Accordingly, the shares earned and subject to vesting are 88.3% of the target shares granted. The shares earned will cliff vest in February 2021.

The PRSUs linked to sales had historically only been granted to Mr. Smith and the company’s former CFO.  In 2018, PRSUs linked to sales were awarded to all executive officers and to certain key company employees.  The sales target for 2018 was $842.3 million, with a range from a threshold of $824.0 million and 40% of the target shares to $847.8 million and 120% of the target shares. Sales for 2018 were $817.8 million so no shares were earned for these awards.

The legacy PRSUs awards to Mr. Smith linked to sales are based on exceeding sales targets in the grant year and the increasing amounts in each of the three succeeding years. The number of shares achieved is solely dependent on each individual year and earned shares cliff vest in May following the measurement year. The sales target for 2018 by grant year and if achieved are noted below.

Sales Based PRSUs
Grant Year	2018 Sales Target	Target Achieved
2015	>$816.0	✓
2016	>$854.1	x
2017	>$854.8	x

The time-based restricted stock units vest in four equal annual installments beginning in May 2020.

Dividend and voting rights are not applicable to stock awards until vested and/or exercised.  Additional details regarding grants are provided in the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards Value at Year-End Table.”

COMPENSATION DISCUSSION AND ANALYSIS

RECAP OF 2018 NEO COMPENSATION PROGRAM
Base Salary (Fixed Pay)
Key Features
•   Fixed annual cash amount.
•   Base pay increases considered on a calendar year basis or at time of promotion to align with the median range of our peer group (as described on page 17 of this CD&A).  Actual positioning varies to reflect each executive’s skills, experience and contribution to our success.

Purpose	• Provide a fixed amount of cash compensation to attract and retain talented executives. • Differentiate scope and complexity of executives’ positions as well as individual performance over time.
2018 Actions	• Base salaries were increased between 2.2% and 2.8% for our named executive officers except Mr. Smith’s which was 1.5%. • Salaries for the NEOs at January 2018 had not been increased since 2014.
Cash Awards Under Management Incentive Plans (Variable “At Risk” Compensation)
Key Features
•   Individual MIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions. Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIPs) approximates the median of our peer group.
•   Performance-based cash incentive pay is comprised of two plans: MIP-I is tied to the company achieving certain pre-tax earnings levels during the year (80% of total target cash incentive pay) and MIP-II is based on successfully meeting individual goals (20% of total target cash incentive pay).
•   The pre-tax earnings goals for 2018 for MIP I were (in millions):
>$8.1 for Q-1    >$8.1 for Q-2    >$9.5 for Q-3   >$15.9 for Q-4   >$41.6 for 2018 year
•   The range of potential payout for actual results relative to these goals is zero to 175 percent of target.
•   MIP amounts are earned based on the results achieved as determined by the Committee after evaluating company and individual performance against pre-established goals.

Purpose
•   Motivate and reward achieving or exceeding company and individual performance objectives, reinforcing pay-for-performance.
•   Align performance measures for NEOs on key business objectives to lead the organization to achieve short-term financial and operational goals.
•   Ensure alignment of short-term and long-term strategies of the company.

2018 Actions	• Actual performance in 2018 resulted in total MIP-I earned at 86.4% of its target and MIP-II earned at 13.9% to 83.3% of its target for the NEOs.
Long-Term Equity Incentive Compensation (Variable “At Risk” Compensation)
Key Features
•  Awards granted annually based on competitive market grant levels.
•   Awards to NEOs are in the form of performance restricted stock units (PRSU) based on EBITDA or sales and in the form of time-based restricted stock units.
•   Vesting:  The PRSUs granted in 2018 that are earned will cliff vest in February 2021 and are forfeitable upon termination of employment, except in the cases of death, disability or normal retirement. The restricted stock units vest in equal increments over a four-year period. These grants are forfeitable upon termination of employment, except in the cases of death or disability.

Purpose
•   Stock-based compensation links executive compensation directly to stockholder interests.
•   PRSUs provide a direct connection to company performance and executives’ goals.
•   Multi-year vesting creates a retention mechanism and provides incentives for long-term creation of stockholder value.

2018 Actions	• 2018 awards to NEOs as a percentage of total target compensation was slightly higher than in 2017 and shifted more of the value to performance-based awards tied to EBITDA and Sales.

COMPENSATION DISCUSSION AND ANALYSIS

Pension Benefits and Retirement Plans

Supplemental Retirement Plan. We have a non-qualified, non-contributory supplemental executive retirement plan (the “SERP”). The SERP was established in connection with a defined benefit plan which benefits were frozen in 2006 and its obligations settled in 2014. The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (the former pension plan, social security and the SERP) to $125,000. Effective December 31, 2015, no new benefits can be earned under the SERP.

Additional details regarding accumulated benefits under the SERP plan is provided in the “Pension Benefits and Retirement Plans Table.”

Tax Deductibility of Compensation

Together with the NC&G Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation program and related decisions.

To maintain flexibility and the ability to pay competitive compensation, we do not require all compensation to be deductible. Prior to 2018, Section 162(m) of the Code generally limited to $1.0 million the amount of non-performance-based remuneration that a company could deduct in any calendar year for certain executive officers. We structured our annual incentive awards and long-term incentive awards with the intention of meeting the exception to this limitation for “performance-based” compensation, as defined in Section 162(m) of the Code, so that these amounts could be fully deductible for income tax purposes.

Effective January 1, 2018, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, such that compensation paid to our named executive officers in excess of $1.0 million generally will not be deductible. We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible in appropriate circumstances.

NC&G COMMITTEE REPORT ON 2018 EXECUTIVE COMPENSATION

The NC&G Committee oversees Havertys’ compensation program on behalf of the board and operates under a written charter adopted by the board.

The NC&G Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of Havertys. The NC&G Committee, has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the NC&G Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating, Compensation and Governance Committee

Mylle H. Mangum, Chair
Allison Dukes
John T. Glover
Al Trujillo

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables and footnotes describe the compensation earned for the last three years by our named executive officers.

Name	Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Change in Pension Value (3)	All Other Compensation (4)	Total
Clarence H. Smith	2018	$660,000	$474,434	$592,110	$(43,854)	$ 49,009	$1,731,699
President and CEO	2017	650,000	495,820	479,600	12,992	48,880	1,687,292
	2016	650,000	622,388	409,708	—	48,632	1,730,728

Richard B. Hare(5)	2018	380,000	193,162	259,335	—	118,788	951,285
EVP and CFO	2017	242,644	172,228	221,998	—	31,089	667,959

Steven G. Burdette	2018	380,000	180,355	259,335	(22,821)	27,409	824,278
EVP, Operations	2017	370,000	153,802	228,900	38,281	27,953	818,936
	2016	370,000	211,237	199,919	17,670	27,281	826,107

J. Edward Clary	2018	365,000	187,839	234,090	(33,248)	31,124	784,805
EVP and CIO	2017	355,000	156,796	218,000	57,930	27,141	814,867
	2016	355,000	206,082	191,798	26,982	27,637	807,499

Rawson Haverty Jr.(6)	2018	325,000	134,383	172,125	(23,521)	24,970	632,957
SVP, Real Estate and Development

Richard D. Gallagher(7)	2018	277,500	120,607	786,194	(29,540)	16,792	1,171,553
EVP, Merchandise	2017	360,000	144,461	228,900	51,424	29,879	814,664
	2016	360,000	205,528	194,505	23,971	29,705	813,709

Summary Compensation Table Footnotes

(1)  Non-Equity Incentive Plan Compensation: Amounts for the cash earned under the annual incentive plans. For a description of the plans see “Compensation Discussion and Analysis.” The aggregate awards earned for 2018 were between 72% and 86% of the NEO’s (excluding Mr. Gallagher’s) combined MIP target levels. The table below includes the amount of the total award to each named executive officer and the portion of the award attributable to each component.

	Total Annual Incentive Award ($)	Corporate Performance ($)	Individual Performance ($)
Smith	$474,434	$456,086	$18,348
Hare	193,162	157,557	35,605
Burdette	180,355	157,557	22,798
Clary	187,839	151,338	36,501
Haverty	134,383	112,294	22,089
Gallagher	120,607	115,058	5,549

EXECUTIVE COMPENSATION

 (2)  Stock Awards: These amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Please refer to Note 12 to our financial statements in our annual report for the year ended December 31, 2018 for a discussion on the assumptions related to the calculation of such values. Awards containing a performance-based vesting condition are included based on achieving target performance. The amounts reported for these awards may not represent the amounts the individuals will actually realize, as such amounts, if any, will depend on actual performance versus goals and the change in our stock price over time.

The table below sets forth the details of the components that make up the 2018 equity awards. The value of the performance shares shown as earned was calculated using the number of shares earned under the EBITDA grant multiplied by the share price on the date of grant. No shares were earned under the sales award.

	Components of Annual Stock Awards				Additional Information
	Value of Time-based shares ($)	Value of Performance Shares - Threshold ($)		Total	Value of Performance Shares – at Maximum ($)		Value of Performance Shares – Earned ($)
		EBITDA	Sales		EBITDA	Sales	EBITDA

Smith	$59,211	$373,029	$159,870	$592,110	$652,801	$191,844	$329,385
Hare	77,801	127,074	54,460	259,335	222,380	65,352	112,206
Burdette	77,801	127,074	54,460	259,335	222,380	65,352	112,206
Clary	70,227	114,704	49,159	234,090	200,732	58,991	101,284
Haverty	68,850	72,293	30,983	172,126	126,512	37,179	63,834
Gallagher(a)	72,981	119,202	51,087	243,270	208,604	61,304	—
Gallagher(b)	542,924	—	—	542,924	—	—	—

  (a)  Mr. Gallagher was granted these awards on January 30, 2018. He resigned from the company effective September 30, 2018, and accordingly these awards were forfeited.
  (b)  In conjunction with Mr. Gallagher executing an employee agreement, he was granted an award of 24,962 shares on September 19, 2018.

(3)   Change in Pension Value: Represents the aggregate change in the actuarial present value of accumulated benefits under the SERP for the applicable year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 10 Benefit Plans to our 2018 consolidated financial statements, which are included in our Form 10-K.

(4)  All Other Compensation: These amounts are comprised of items as noted in the following table:

	401(k) Plan Match(a)	Deferred Compensation Plan Contribution(b)	Relocation	Tax Gross-Up(c)	Other(d)	Total

Smith	$9,625	$26,425	—	—	$12,959	$49,009
Hare	9,625	—	$74,655	$31,995	2,513	118,788
Burdette	9,625	7,765	—	—	10,019	27,409
Clary	9,625	7,404	—	—	14,095	31,124
Haverty	9,625	—	—	—	15,345	24,970
Gallagher	9,625	—	—	—	7,167	16,792

 (a)  The maximum 401-K match for calendar year 2018 was $9,625.
 (b)  Company contributions to the Deferred Compensation Plan are based on participants’ compensation and contributions.
 (c)  Additional compensation for tax impact of receiving relocation expense reimbursement.
 (d)  Includes: premium costs for covering a portion of medical insurance coverage, additional life insurance, long-term disability coverage and health examinations.

(5)  Mr. Hare joined the company as executive vice president, chief financial officer in May 2017.
(6)  Mr. Haverty became a NEO in 2018.
(7)  Mr. Gallagher retired from the company on September 30, 2018.

EXECUTIVE COMPENSATION

Grants of Plan Based Awards Table
The following table and footnotes set forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the restricted stock awards granted during the year ended December 31, 2018 to our NEOs.

Name	Award Type(1)	Grant and NC&G Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)(4)			All Other Stock Awards: Number of Shares of Stock (#)		Exercise or Base Price of Awards $/Share(5)	Grant Date Fair Value of Stock Award $(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Smith	ACMIP-I	1/30/2018	$16,896	$528,000	$924,000	—	—	—	—		—	—
	ACMIP-II	1/30/2018	—	132,000	132,000	—	—	—	—		—	—
	PRSU	1/30/2018	—	—	—	6,502	16,254	28,445	—		$22.95	$373,029
	PRSU.1	1/30/2018	—	—	—	2,786	6,966	8,359	—		22.95	159,870
	RSU	1/30//2018	—	—	—	—	—	—	2,580		22.95	59,211
Hare	ACMIP-I	1/30/2018	5,837	182,400	319,200	—	—	—	—		—	—
	ACMIP-II	1/30/2018	—	45,600	45,600	—	—	—	—	—	—	—
	PRSU	1/30/2018	—	—	—	2,215	5,537	9,690	—	2	22.95	127,074
	PRSU.1	1/30/2018	—	—	—	949	2,373	2,848	—		22.95	54,460
	RSU	1/30/2018	—	—	—	—	—	—	3,390		22.95	77,801
Burdette	ACMIP-I	1/30/2018	5,837	182,400	319,200	—	—	—	—		—	—
	ACMIP-II	1/30/2018	—	45,600	45,600	—	—	—	—		—	—
	PRSU	1/30/2018	—	—	—	2,215	5,537	9,690	—		22.95	127,074
	PRSU.1	1/30/2018	—	—	—	949	2,373	2,848	—		22.95	54,460
	RSU	1/30/2018	—	—	—	—	—	—	3,390		22.95	77,801
Clary	ACMIP-I	1/30/2018	5,606	175,200	306,600	—	—	—	—		—	—
	ACMIP-II	1/30/2018	—	43,800	43,800	—	—	—	—		—	—
	PRSU	1/30/2018	—	—	—	1,999	4,998	8,747	—		22.95	114,704
	PRSU.1	1/30/2018	—	—	—	857	2,142	2,570	—		22.95	49,159
	RSU	1/30/2018	—	—	—	—	—	—	3,060		22.95	70,227
Haverty	ACMIP-I	1/30/2018	4,160	130,000	227,500	—	—	—	—		—	—
	ACMIP-II	1/30/2018	—	32,500	32,500	—	—	—	—		—	—
	PRSU	1/30/2018	—	—	—	1,260	3,150	5,513	—		22.95	72,293
	PRSU.1	1/30/2018	—	—	—	540	1,350	1,620	—		22.95	30,983
	RSU	1/30/2018	—	—	—	—	—	—	3,000		22.95	68,850
Gallagher	ACMIP-I	1/30/2018	5,683	177,600	310,800	—	—	—	—		—	—
	ACMIP-II	1/30/2018	—	44,400	44,400	—	—	—	—		—	—
	PRSU	1/30/2018	—	—	—	2,078	5,194	9,090	—		22.95	119,202
	PRSU.1	1/30/2018	—	—	—	890	2,226	2,671	—		22.95	51,087
	RSU	1/30/2018	—	—	—	—	—	—	3,180		22.95	72,981
	RSU	9/19/2018	—	—	—	—	—	—	24,962		21.75	542,924

(1)	Award Type:
ACMIP-I = Annual Cash Management Incentive Plan Compensation based on company performance
ACMIP-II = Annual Cash Management Incentive Plan Compensation based on individual performance
PRSU = Performance Restricted Stock Units contingent - EBITDA
PRSU.1 = Performance Restricted Stock Units contingent - Sales
RSU = Restricted Stock Unit

(2)
The 2018 Non-Equity Incentive Plans as discussed above provided for a target payout for 100% attainment of the goals and decreased to the payout threshold and increased to the maximum payout noted above.

(3)	The PRSU grant is based on 2018 adjusted EBITDA as discussed above. The number of shares actually achieved were 88.3% of the target and are shown as outstanding awards on page 26.
(4)	The PRSU.1 grant is based on a sales target for 2018. The 2018 target was not achieved, and no shares were earned.
(5)	The base price for the PRSUs and RSUs is the closing price of our stock on the date of grant.
(6)	The fair value for the PRSUs and RSUs was determined using the target number of shares granted multiplied by the closing stock price on the grant date.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised and unvested awards previously granted to the NEOs at December 31, 2018. The market value of shares of stock that have not vested is based on the closing market price of $18.78 at December 31, 2018.

		SSARs Awards				Stock Awards
Name	Date Awarded	Number of Securities Underlying Exercisable Awards (#)	Number of Securities Underlying Unexercisable Awards (#)	Exercise Price ($)	Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, That Have Not Vested($)
Smith	1/24/13(1)	22,000		$18.14	1/24/20
	1/23/15(3)					1,422	26,705
	1/26/16(5)					16,109	302,527
	1/26/16(3)					—	—	1,635	$ 30,705
	1/30/17(6)					14,384	270,132
	1/30/17(3)					—	—	3,300	61,974
	1/30/18(8)					14,352	269,531
	1/30/18(9)					—	—
	1/30/18(7)					2,580	48,452
Hare	5/04/17(7)					3,297	61,918
	5/04/17(6)					4,106	77,111
	1/30/18(8)					4,889	91,815
	1/30/18(9)					—	—
	1/30/18(7)					3,390	63,664
Burdette	1/23/15(2)					1,156	21,710
	1/26/16(7)					2,658	49,917
	1/26/16(5)					5,615	105,450
	1/30/17(7)					3,937	73,937
	1/30/17(6)					4,904	92,097
	1/30/18(8)					4,889	91,815
	1/30/18(9)					—	—
	1/30/18(7)					3,390	63,664
Clary	1/24/13(1)	12,500		$18.14	1/24/20
	1/23/15(2)					1,078	20,245
	1/26/16(7)					2,550	47,889
	1/26/16(5)					5,387	101,168
	1/30/17(7)					3,750	70,425
	1/30/17(6)					4,670	87,703
	1/30/18(8)					4,413	82,876
	1/30/18(9)					—	—
	1/30/18(7)					3,060	57,467
Haverty	1/23/15(2)					755	14,179
	1/26/16(7)					1,736	32,602
	1/26/16(5)					3,667	68,866
	1/30/17(7)					2,625	49,298
	1/30/17(6)					3,269	61,392
	1/30/18(8)					2,781	52,227
	1/30/18(9)					—	—
	1/30/18(7)					3,000	56,340
Gallagher	9/19/18(10)					16,640	312,499

EXECUTIVE COMPENSATION

Award Information		Vesting Rate	Vesting Dates	Conditions
(1)	Stock-Settled Appreciation Rights (SSARs)	25% per year	May 8 each year beginning year following grant date	Continued employment or normal retirement through vesting date.
(2)	Restricted Stock Units	25% per year	May 8 each year beginning year following grant date	Continued employment or normal retirement through vesting date.
(3)	Performance Restricted Stock Units	25% per year	May 8 each year beginning year following grant date	Contingent upon achieving certain level of annual net sales in each of four years.
(4)	Performance Restricted Stock Units	100%	February 28, 2018	Based on 2015 EBITDA, shares achieved at 99.1% of target.
(5)	Performance Restricted Stock Units	100%	February 28, 2019	Based on 2016 EBITDA, shares achieved at 105.6% of target.
(6)	Performance Restricted Stock Units	100%	February 28, 2020	Based on 2017 EBITDA shares achieved at 93.4% of target.
(7)	Restricted Stock Units	25% per year	May 8 each year beginning year following grant date	Continued employment through vesting date.
(8)	Performance Restricted Stock Units	100%	February 20, 2021	Based on 2018 EBITDA, shares achieved at 88.3% of target.
(9)	Performance Restricted Stock Units	100%	February 20, 2021	Based on 2018 sales, no shares were earned.
(10)	Restricted Stock Units	33% per year	Annual beginning October 1, 2018	Compliance with employee agreement.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the exercise of SSARs and the vesting of restricted stock awards of the NEOs for the year ended December 31, 2018.

	Option and SSARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Clarence Smith	—	$—	15,544	$313,928
Richard Hare	—	—	1,099	21,266
Steve Burdette	—	—	9,288	184,306
Ed Clary	—	—	8,784	174,244
Rawson Haverty	—	—	6,097	120,971
Richard Gallagher	—	—	17,419	364,402

(1)  The number of shares acquired on exercise or vesting is the gross number, including shares surrendered to us for the payment of the exercise and/or withholding taxes.
(2)  The value realized reflects the taxable value to the named executive officer as of the date of the exercise of the SSAR or vesting of restricted stock units. The actual value ultimately realized by the NEO may be more or less than the value realized calculated in the above table depending on whether and when the NEO held or sold the stock associated with the exercise or vesting occurrence.

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation Plans

Top Hat Mutual Fund Option Plan. The Top Hat Mutual Fund Option Plan (the “Top Hat Plan”) was designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus they would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than fifteen years from leaving our employment. The following table includes certain information for those NEOs in the Top Hat Plan.

Name	Aggregate Earnings (Loss) in 2018 ($)	Aggregate Balance at Last FYE ($)
Clarence Smith	$(43,919)	$909,758
Ed Clary	(4,153)	360,750

Deferred Compensation Plan. In January 2011, Havertys instituted a Deferred Compensation Plan for certain employees, including the NEOs. Under this plan participants may voluntarily defer receipt of up to 50% of their salary and 100% of their cash bonuses or non-equity plan compensation and allocate the deferred amounts among a group of investment options that mirrors the fund choices available in Havertys’ 401(k) Plan. Havertys may also make a percentage contribution of excess compensation to each participant. “Excess compensation” refers to compensation above which a participant cannot receive an employer matching contribution under the existing 401(k) limits. The percentage company contribution was 3% for 2018. In general, deferred amounts are distributed to the participant upon termination or at a specified date as elected by the participant or as required by the plan. The following table includes information for those NEOs participating in the Deferred Compensation Plan.
Name	Executive Contributions in 2018 ($)(1)	Company Contributions for 2018 ($)(2)	Aggregate Earnings (Loss) in 2018 ($)(3)	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance at Last FYE ($)(4)
Clarence Smith	$256,418	$26,425	$(128,449)	$—	$2,265,913
Steve Burdette	34,360	7,765	(7,214)	66,456	118,502
Ed Clary	45,943	7,404	(12,722)	—	254,793
Rawson Haverty	—	—	3,665	—	134,839
Richard Gallagher	58,143	—	(30,687)	—	334,040

(1) Amounts included in this column have been included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 23.
(2) Amounts included in this column have been reported in the "All Other Compensation" column of the Summary Compensation Table on page 23.
(3) Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 23.

(4) All amounts included in this column have been reported in the current or prior years as either salary, non-equity incentive compensation or all other compensation in the summary compensation tables or as earnings or withdrawals in the deferred compensation tables.

EXECUTIVE COMPENSATION

Pension Benefits and Retirement Plans
The retirement plans are described in the CD&A. The change in pension value can be impacted by changes in assumptions used to estimate present values. Please refer to Note 10 to our financial statements in our annual report for the year ended December 31, 2018 for information on the assumptions related to our retirement plan.

The Pension Plan was terminated in May 2014 and distributions of the participants’ plan balance were made in December 2014. Distribution options included the purchase of an individual annuity, rollover to another qualified retirement account or cash out of the accumulated balance.

The following table provides certain information on the retirement benefits available under the SERP Plan for each eligible NEO at December 31, 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during last fiscal year ($)
Clarence Smith	SERP	40	$454,379	—
Steve Burdette	SERP	32	248,877	—
Ed Clary	SERP	25	393,906	—
Rawson Haverty	SERP	33	482,466	—
Richard Gallagher	SERP	27	349,256	—

The SERP plan permits participants with 15 or more years of service to retire as early as age 55 with a reduction in the amount of their monthly benefits ranging from 50% at age 55 to 93.3% at age 64.  As of December 31, 2018, Clarence Smith was eligible for retirement with no reduction in benefits. Messrs. Burdette, Clary, Haverty and Gallagher are eligible for reduced benefits ranging from approximately 56.7% to 73.3%.

2018 Potential Payments upon Termination or Change in Control

The table on page 31 summarizes the estimated payments to be made under our agreements or plans which provide for payments to a NEO following or in connection with any termination of employment, including by resignation, retirement, death, disability, constructive termination, or termination following a change in control. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of the plans as they now exist. As required by the SEC, we have assumed that employment terminated on December 31, 2018 and that the price per share of our common stock is the closing market price as of that date, which was $18.78. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees. Also, this table does not include amounts reported in the deferred compensation tables or the pension benefits table, except for those receiving retirement benefits.

Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to a NEO under our change in control agreement.

EXECUTIVE COMPENSATION
Change in control agreements. Our executive officers and other team members have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. In February 2018 the board approved new change in control agreements for our NEOs (the “Agreements”). The Agreement replaced and superseded the existing change in control agreements. The term of each Agreement automatically renews each January 1 unless notice is otherwise provided by Havertys.
The Agreements provide benefits under a qualifying termination of employment within 24 months following a change in control. The benefits the individuals would be entitled to receive include:
•
Severance payments – calculated as equal to two times the sum of: (1) the higher of the individual’s annual base salary or the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based and (2) the higher of the amount paid as annual non-equity incentive compensation or the average amount paid in the three years preceding that in which the date of termination occurs.

•
Final year bonus – a pro-rata amount for the annual incentive plan performance period in which the date of termination occurs, the calculation and payment of which depend on when the date of termination occurs.

•	Reimbursement for medical and life insurance premiums – payments for a period of 24 months after the date of termination.
•
Acceleration of vesting on then-outstanding stock options and restricted stock awards; then-outstanding performance shares would be governed by the plan under which they were awarded. See “Accelerated Vesting of Long-Term Incentives” below for additional details on the outstanding awards.

We do not have employment agreements with any of our executive officers and there are no other written agreements related to termination other than the change in control agreements.
Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock units and stock-settled appreciation rights. Terms of accelerated vesting for long-term incentives upon various termination scenarios are described below. Long‑term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement.
Time Vested Restricted Stock Units (RSUs). Time based RSUs generally vest annually pro rata over four years, provided the executive has remained an active team member from the grant date through the vesting date. Unvested RSU grants vest in full upon an NEO’s termination of employment by reason of death or disability. RSUs granted prior to 2016 continue to vest into retirement and will be distributed on the specified dates as indicated in the grant agreements. Upon termination of employment under any other circumstances, the executive forfeits the RSUs. For RSUs granted in 2016 and later, upon termination of employment except for death or disability the RSUs are forfeited. We calculated the value of RSUs using our closing stock price on December 31, 2018 of $18.78.
Performance RSUs based on EBITDA  and Sales (PRSUs). Upon termination of employment by reason of death or disability, unvested PRSUs will vest based on actual performance through the date of death or disability. At December 31, 2018, the number of units earned for all PRSUs were known and we calculated their value using our closing stock price on December 31, 2018 of $18.78.
Performance RSUs based on sales over four years (PRSUs-4S) are legacy awards made to Mr. Smith and the former CFO. Upon termination of employment by reason of death or disability, unvested PRSUs-4S will vest. The number of units earned for all PRSUs-4S, at December 31, 2018, were known and we calculated their value using our closing stock price on that date of $18.78.
In the event of a change in control the restriction on the RSUs lapse and the PRSUs and PRSUs-4S convert to time-based restricted stock awards. If the change in control occurs prior to the end of the performance period, 100% of the target award converts, and if after the performance period the shares earned will

EXECUTIVE COMPENSATION

convert. The vesting of the RSUs and the converted time-based restricted stock awards is accelerated at the change in control. The NC&G Committee has the right to cancel the RSUs and converted time-based awards in exchange for consideration equal to the value of the shares immediately prior to the change in control.

Retirement Plans. Benefits under the Supplemental Executive Retirement Plan (SERP) were frozen in December 2015, and accordingly, Mr. Hare is not included in the Plan. The benefits under the plan are not enhanced upon any termination.

2018 Potential Payments Upon Termination or Change in Control

Name	Voluntary		Involuntary Not for Cause	For Cause	Change in Control No Termination	Involuntary for Good Reason/Not for Cause (CIC)	Death		Disability
Clarence Smith
Severance	—		—	—	—	$2,381,761	—		—
Healthcare and Other	—		—	—	—	36,923	—		—
Long-Term Incentive	—	(2)	—	—	$1,086,499	1,086,499	$1,086,499	(3)	$1,086,499	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Richard Hare
Severance	—		—	—	—	1,146,324	—		—
Healthcare and Other	—		—	—	—	30,904	—		—
Long-Term Incentive	—		—	—	294,508	294,508	294,508	(3)	294,508	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Steve Burdette
Severance	—		—	—	—	1,123,596	—		—
Healthcare and Other	—		—	—	—	19,845	—		—
Long-Term Incentive	—		—	—	498,590	498,590	498,590	(3)	498,590	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Ed Clary
Severance	—		—	—	—	1,105,678	—		—
Healthcare and Other	—		—	—	—	56,532	—		—
Long-Term Incentive	—		—	—	475,772	475,772	475,772	(3)	475,772	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Rawson Haverty
Severance	—		—	—	—	918,766	—		—
Healthcare and Other	—		—	—	—	56,532	—		—
Long-Term Incentive	—		—	—	334,904	334,904	334,904		334,904
Retirement Plans(1)	—		—	—	—	—	—		—
Richard Gallagher
Long-Term Incentive(2)	$312,499		—	—	312,499	—	312,499		312,499
Retirement Plans(1)	—		—	—	—	—	—		—

(1)  We disclose the amounts related to the SERP plan and the plans in which each NEO participates in the Pension Benefits, the Top Hat Mutual Fund Option Plan and the Deferred Compensation Plan tables.
(2)  Mr. Smith was at full retirement age at December 31, 2018. If he had retired on such date, his outstanding awards would not have automatically vested. Therefore, we report zero value in the table above. However, some of his awards would continue to vest following his retirement through the end of the respective vesting periods. The values of such awards at December 31, 2018 were $905,442.  Mr. Gallagher retired from the company in September 2018 and this is the calculated value at December 31, 2018 of his outstanding awards that will continue to vest in retirement.
(3) Time-based RSUs vest in full upon an NEO’s termination of employment by reason of death or disability. Similarly, performance vested RSUs generally vest upon an NEO’s termination of employment by reason of death or disability based on actual performance through the date of death or disability, which for purposes of this table is assumed to be December 31, 2018.

EXECUTIVE COMPENSATION

Stock Ownership Guidelines

In order to preserve the link between the interests of our executive officers and those of our stockholders, executive officers are expected to establish and maintain a significant level of direct stock ownership. Each executive officer is expected to have minimum qualified holdings based on the lesser of the fair market value of a multiple of his or her base salary or the number of shares as indicated below. We count unvested time-based and earned performance-based restricted stock units, reduced by 33% representing shares withheld for taxes, towards satisfying the guidelines. All of our executive officers, including our NEOs currently meet, or are on track to meet, the ownership levels. New officers have three years from the date they become subject to the guidelines to meet the required ownership level.

Position	Guidelines
Chief Executive Officer	3.0x salary or 85,000 shares
Executive Vice President	2.0x salary or 40,000 shares
Senior Vice President	1.0x salary or 25,000 shares

CEO Pay Ratio Information

As a result of the recently adopted rules under the Dodd-Frank Act, the SEC requires the disclosure of the CEO to median employee pay ratio. We identified the median team member by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017. We included all individuals, whether employed on a full-time, part-time, or seasonal basis. We annualized the cash compensation for all permanent team members who were not employed for the entire period, such as a new hire. We did not make full-time adjustments for part-time team members, or annualizing adjustments for temporary or seasonal workers. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute annual equity awards to team members.

The median-paid employee identified based on our 2017 analysis was not an employee at December 31, 2018.  We used the information from our 2017 analysis and selected a new median-paid employee with similar compensation. There were no significant changes in our employee population or compensation that would result in a significant change.

After identifying the median team member based on total cash compensation, we calculated annual total compensation for such team member using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. In 2018, our CEO, Mr. Smith, had a total annual compensation of $1,731,699. Our median employee’s annual total compensation for 2018 was $43,340. As a result, we estimate that Mr. Smith’s 2018 annual total compensation was approximately 40 times that of our median team member, or 40:1.

Given the different methodologies that various public companies are allowed to use to determine their pay ratio, the ratio we report may not be comparable to those reported by other companies.

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 31, 2018 regarding our equity compensation plans is summarized as follows.

Plan Category	Number of Securities To be issued upon exercise of outstanding equity awards (a)		Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (SSARs) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
Long-Term Incentive Plans(1)	515,896	(2)	$18.14	691,219	(3)
Director Compensation Plan	131,861	(4)	—	216,682	(5)
Equity compensation plans not approved by stockholders	—		—	—
Total	647,757		$18.14	907,901
(1)	Shares issuable pursuant to outstanding equity awards under our 2014 Long-Term Incentive Plan.
(2)	This number includes 458,896 full value restricted stock or restricted units and 57,000 SSARs.
(3)	Any shares which are forfeited, expired or cancelled are made available for use under the 2014 Long-Term Incentive Plan.
(4)	Shares deferred under the Directors’ Deferred Compensation Plan. Shares are issued from those held in the company’s treasury.
(5)	Shares remaining under the Directors Compensation Plan. Shares are issued from those held in the company’s treasury.

The 2014 LTIP Plan is an omnibus incentive plan, approved by stockholders in May 2014, which provides cash and equity incentives to eligible employees. The NC&G Committee in consultation with our management designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs, then at the NC&G Committee’s discretion, any award may provide for the immediate vesting or lapse of all restrictions.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Havertys’ accounting functions and internal controls and operate pursuant to a written charter approved by Havertys’ board. We are comprised entirely of five independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards and the SEC. Havertys’ board has determined that each member of the Audit Committee is a “financial expert,” as defined by SEC rules.

Management is responsible for Havertys’ financial reporting process, including Havertys’ system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Havertys’ independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Havertys’ financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of independent accountants included in their report on Havertys’ financial statements.

We schedule our meetings to ensure we have enough time to devote attention to all our tasks and during 2018 met four times. During 2018, and subsequent to the end of the year, we:
• met with management and the independent accountants, Grant Thornton LLP (“Grant Thornton”) to review and discuss Havertys’ critical accounting policies and significant estimates;
• met with management and Grant Thornton to review and approve the 2018 audit plan;
• met regularly with both Grant Thornton and the vice president internal audit outside the presence of management;
• reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
• reviewed and discussed the quarterly earnings press releases;
• met with the vice president internal audit to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
• met with management and Grant Thornton to review the audited financial statements for the year ended December 31, 2018, and internal controls over financial reporting as of December 31, 2018;
• reviewed with senior management significant risks and the processes by which risk is identified, assessed, and mitigated;
• selected for the stockholders’ ratification, Grant Thornton as the independent registered public accounting firm for 2019;
• reviewed and reassessed the adequacy of the Audit Committee charter and recommended no changes; and
• completed all other responsibilities under the Audit Committee charter which is available on the company’s website, havertys.com.

AUDIT COMMITTEE REPORT (continued)

We have discussed with Grant Thornton the matters required by AS 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board and SEC Rule 2‑07 of Regulation S-X, which includes a review of critical accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and Grant Thornton, and our review of the representations of management and Grant Thornton, we recommended to the board that the audited consolidated financial statements be included in Havertys’ annual report on Form 10-K for the year ended December 31, 2018.

The Audit Committee

Al Trujillo, Chair
John T. Glover
G. Thomas Hough
Vicki R. Palmer
Fred L. Schuermann

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this report be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

AUDIT MATTERS

Fees Paid to the Independent Registered Public Accounting Firm.  The following table presents fees for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements for the years ended December 31, 2018 and 2017 and fees billed by the firm during 2018 and 2017.

	December 31,
	2018	2017
Audit Fees	$541,417	$529,643
All other	7,086	7,022
Total	$548,503	$536,665

Audit Fees. These represent professional services fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, review of the quarterly financial statements included in Forms 10‑Q, accounting consultations and out-of-pocket expenses.

All Other Fees. These are subscription fees to on-line information, accounting and research tools.

As noted in the information about our meeting, we have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meeting.  Accordingly, this is a very brief meeting conducted by our corporate secretary. Our directors, other members of senior management, and representatives of Grant Thornton will not be present at the annual meeting.

Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees detailed above were pre-approved. The Audit Committee has delegated to its chairman the authority to approve permitted services provided. The chairman reports any decisions at the next scheduled Audit Committee meeting.

Proposal 2: Ratification of the Appointment of our Independent Registered Public Accounting Firm for 2019

What am I voting on?	✓ Ratification of the appointment of our independent registered public accounting firm for 2019
Voting recommendation:	✓ Our board of directors recommends a vote “For” the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019.

The Audit Committee has selected Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and we are asking our stockholders to ratify this appointment. Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of Grant Thornton to our stockholders for ratification because we value our stockholders’ views and as a matter of good corporate practice.

In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to evaluate the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.

INFORMATION ABOUT OUR ANNUAL MEETING

Our board of directors is furnishing you this proxy statement to solicit proxies on its behalf in connection with the 2019 annual meeting of stockholders of Haverty Furniture Companies, Inc. The meeting will be held on May 13, 2019 at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. Eastern Time.

Who may vote?
You may vote if you were a holder of record of Haverty Furniture Companies, Inc. as of the close of business on March 15, 2019.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email.  A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why should I vote?
Your vote is very important regardless of the amount of stock you hold. The board strongly encourages you to exercise your right to vote as a stockholder of the company.

If I vote using the Internet, telephone or mail, may I still attend the annual meeting?
Yes. The board recommends that you vote using one of the methods previously outlined since it is not practical for most stockholders to attend and vote at the annual meeting. However, if your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.

We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings. Accordingly, this is a very brief meeting conducted by our corporate secretary and not attended by our directors or other members of senior management.

Can I change my mind after I vote?
You may change your vote at any time before the polls close at the meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. (ET) on May 12, 2019, or (3) voting again at the meeting.

How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone and the Internet.

How will a quorum be determined?
A majority of the outstanding shares of the combined classes of common stock present or represented by proxy constitutes a quorum for the annual meeting. As of the record date, March 15, 2019, we had 18,813,551 shares of common stock and 1,757,157 shares of Class A common stock outstanding.

INFORMATION ABOUT OUR ANNUAL MEETING
What am I voting on, what is the vote required for each proposal to pass and what is the effect of abstentions and uninstructed shares on the proposal

Proposals	Board Voting Recommendation	Votes Required For Approval	Abstentions	Uninstructed shares
Election of Directors – Class A Common Stockholders Common Stockholders	FOR FOR	Plurality – the most affirmative votes	No effect	No effect
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019	FOR	Combined majority of votes cast in person or by proxy	Counts as a vote against	Discretionary voting by broker permitted
The owners of Class A common stock and common stock vote as separate classes in the election of directors. Holders of Class A common stock will elect six directors and holders of common stock will elect two directors. On all other matters the owners of common stock are entitled to one vote for each share held and the owners of Class A common stock are entitled to ten votes per share held.
The election of directors requires a plurality or the most affirmative votes for approval. A “withhold vote” or “abstention” will have no effect on the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected. The remaining proposal requires a combined majority of votes cast in person or by proxy for approval.
Abstentions are counted for purposes of quorum and have the effect of a vote “against” any matter as to which they are specified.
Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

Who tabulates the votes?
Broadridge Financial Solutions, Inc., an independent third party, will count the votes.

Where can I find the voting results of the annual meeting?
We will announce voting results at the annual meeting, and we will publish the final results in a Form 8-K to be filed with the SEC on or before May 17, 2019. You may access or obtain a copy of this and other reports free of charge on our website at havertys.com, or by contacting our corporate secretary.

What if I want to receive a paper copy of the annual report and proxy statement?
If you wish to receive a paper copy of the 2018 annual report and 2019 proxy statement, or future annual reports and proxy statements, please call 1-800-241-4599, send an email to investor.relations@havertys.com or write to: Corporate Secretary, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will deliver the requested documents to you promptly upon your request.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to, or wish to begin householding, may contact the Corporate Secretary at 1-800-241-4599 or Corporate Secretary, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Stockholder Proposals for 2020 Meeting

If you wish to submit a proposal for possible inclusion in our proxy statement relating to our 2020 Annual Stockholders’ Meeting, send the proposal to: Haverty Furniture Companies, Inc., Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.

Stockholder proposals intended for inclusion in our proxy statement for the 2020 Annual Stockholders’ Meeting in accordance with the SEC’s Rule 14a-8 under the Exchange Act must be received by our company no later than the close of business on December 5, 2020. Any stockholder proposal received by the company after that date will not be included in the company’s proxy statement relating to the 2020 Annual Stockholders’ Meeting. Further, all proposals submitted for inclusion in the company’s proxy statement relating to the 2019 Annual Stockholders’ Meeting must comply with all of the requirements of SEC Rule 14a-8.

Stockholders who wish to bring business before Havertys’ 2020 Annual Stockholders’ Meeting other than through a stockholder proposal pursuant to SEC Rule 14a-8 must notify the Corporate Secretary of our company in writing and provide the information required by our bylaws. Under the bylaws, the notice must be received by the Corporate Secretary at the address noted above not less than 60 nor more than 90 days prior to the one-year anniversary of the date of the mailing of the notice for the 2020 Annual Stockholders’ Meeting, or between January 2, 2020 and February 1, 2020. However, if the date of the 2020 Annual Stockholders’ Meeting is more than 30 days before or after such anniversary date, the notice must be received by the Corporate Secretary at the address noted above not earlier than the 120th day prior to the date of the 2020 Annual Shareholders’ Meeting and not later than the later of the 90th day prior to the date of the 2020 Annual Stockholders’ Meeting and the tenth day following the day on which a public announcement of the date of the 2020 Annual Stockholders’ Meeting is first made. The bylaws can be found on our corporate website at www.havertys.com/furniture/bylaws.

Available Information
All of our corporate governance policies, including our board committee charters, Code, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at havertys.com.
A copy of our Annual Report on Form 10-K, as filed with the SEC, is available free of charge, upon written request to: Stockholder Relations, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1-800-241-4599. Our Form 10-K is also available at our website at www.havertys.com.

Other Business

As of the date of this proxy statement, we do not know of any business, other than that described in this proxy statement that may come before the meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the board of directors

Jenny Hill Parker
Senior Vice President, Finance,
  Secretary and Treasurer

April 1, 2019
Atlanta, Georgia

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Haverty Furniture Companies, Inc.	Meeting Type: Annual
For holders as of: March 15, 2019
Date: May 13, 2019 Time: 10:00 a.m. ET
Location: Marriott SpringHill 120 East Redwood Street Baltimore, Maryland 21202

Haverty Furniture Companies, Inc. 780 Johnson Ferry Road Suite 800 Atlanta, GA 30342
You are receiving this communication because you hold share sin the company named above.

This is not a ballot.  You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT  ANNUAL REPORT

How to View Online:
Have the  information that is printed in the box marked by the arrow   à [xxxxxxxx] (located on the following page) and visit:  www.proxyvote.com.

How to Request and Receive a PAPER or EMAIL Copy:
If you want to receive a paper or email copy of these documents, you must request one.  There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1) BY INTERNET:          www.proxyvote.com
2) BY TELEPHONE:      1-800-579-1639
3) BY MAIL*:                 sendmaterial@proxyvote.com

*If requesting materials by email, please send a blank email with the information that is printed in the box marked by the arrow  à [xxxxxxxxx] (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this email address will NOT be forwarded to your investment advisor.  Please make the request as instructed above on or before April 23, 2018 to facilitate timely delivery.

- How To Vote -
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting.  Please check the meeting materials for any special requirements for meeting attendance.  At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow  à [xxxxxxxxx] available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Class A Common Stock
Nominees:
01) John T. Glover 04) Vicki R. Palmer
02) Rawson Havertys, Jr. 05) Clarence H. Smith
03) Mylle H. Mangum 06) Al Trujillo

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the Appointment of Grant Thornton LLP as independent registered public accounting firm for 2019.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Common Stock

01) L. Allison Dukes
02) G. Thomas Hough

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the Appointment of Grant Thornton LLP as independent registered public accounting firm for 2019.

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 13, 2019

By signing this proxy you appoint Jenny H. Parker and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 13, 2019, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, at 10:00 A.M.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/ Comments:

(if you noted any Address Changes/comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

HAVERTYS
HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road
Suite 800
Atlanta, GA  30342

HAVERTYS COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o. Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR its nominees.
1. Election of Directors: Holders of Common Stock
01) L. Allison Dukes 02) G. Thomas Hough

The Board of Directors recommends a vote FOR the following proposal.
2. Ratification of the Appointment of Grant Thornton LLP as independent registered public accounting firm for 2019.	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized person.  If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 13, 2019

By signing this proxy you appoint Jenny H. Parker and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 13, 2019, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, at 10:00 A.M.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/ Comments:

(if you noted any Address Changes/comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

HAVERTYS
HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road
Suite 800
Atlanta, GA  30342

HAVERTYS CLASS A COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o. Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR its nominees.
1. Election of Directors: holders of Class A Common Stock
01) John T. Glover	04) Vicki R. Palmer
02) Rawson Haverty, Jr.	05) Clarence H. Smith
03) Mylle H. Mangum	06) Al Trujillo

The Board of Directors recommends a vote FOR the following proposal.
2. Ratification of the Appointment of Grant Thornton LLP as independent registered public accounting firm for 2019.	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized person.  If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]